QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12.1

FEI Company
Statement Regarding Computation of
Ratios of Earnings (Losses) to Fixed Charges

	Fiscal Year Ended December 31,						Nine Months Ended
	1996	1997	1998	1999	2000		September 30, 2000		September 30, 2001
Earnings (Losses):
Income (loss from continuing operations before taxes	687	(33,495)	(13,705)	(2,580)	34,883		19,583		41,891
Fixed charges (from below)	—	1,796	2,428	2,454	4,002		3,089		4,155

Adjusted earnings (losses)	687	(31,699)	(11,277)	(126)	38,885		22,672		46,046

Fixed Charges:
Interest expense	—	846	1,164	1,162	2,336		1,839		2,643
Capitalized interest(1)	—	—	—	—	—		—		—
Amortized premiums, discounts & capitalized debt costs	—	—	—	—	—				138
Estimated interest portion of operating leases (assumed 1/3)	—	950	1,264	1,292	1,666		1,250		1,374
Preference security dividend requirements of consol subs	n/a	n/a	n/a	n/a	n/a		n/a		n/a

Fixed charges	—	1,796	2,428	2,454	4,002		3,089		4,155

Ratio of Earnings to Fixed Charges	—	—	—	—	9.7	x	7.3	x	11.1	x

Deficiency of Earnings (losses) to Fixed Charges	$—	(33,495)	(13,705)	(2,580)	—		—		—

QuickLinks

  Exhibit 12.1